SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)

   Filed by the Registrant [X ]
   Filed by a Party other than the Registrant [ ]

   Check the appropriate box:

   [  ]  Preliminary Proxy Statement
   [  ]  Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
   [X ]  Definitive Proxy Statement
   [  ]  Definitive Additional Materials
   [  ]  Soliciting Material Pursuant to Section  240.14a-11(c) or
         Section 240.14a-12

                               Swing-N-Slide Corp.
                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [X ] No fee required.

   [  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

        1)  Title of each class of securities to which transaction applies:

        2)  Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)  Proposed maximum aggregate value of transaction:

        5)  Total fee paid:

   [  ] Fee paid previously with preliminary materials.

   [  ] Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)  Amount Previously Paid:

        2)  Form, Schedule or Registration Statement No.:

        3)  Filing Party:

        4)  Date Filed:

                               SWING-N-SLIDE CORP.
                               1212 Barberry Drive
                           Janesville, Wisconsin 53545

                                                                May 7, 1997

   Dear Stockholder:

        On behalf of Swing-N-Slide Corp. ("Swing-N-Slide"), I cordially invite you to attend the annual meeting of stockholders on Wednesday, May 21, 1997, at the offices of its new GameTime Division located at 150 GameTime Drive, Fort Payne, Alabama 35967, at 10:00 a.m., local time.

        At the meeting, stockholders will vote on the election of seven persons to the Board of Directors and the approval of the appointment of Ernst & Young LLP as Swing-N-Slide's independent auditors for 1997. Further information concerning the meeting and the nominees for election as directors can be found in the accompanying Notice and Proxy Statement. In addition, at the meeting there will be a report on the status of Swing-N-Slide's business and an opportunity for you to express your views on subjects related to Swing-N-Slide's operations.

        The directors and officers of Swing-N-Slide hope that as many stockholders as possible will be present at the meeting. We ask that you sign and return the enclosed proxy card in the envelope provided, whether or not you now plan to attend the meeting. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

        We appreciate your cooperation and interest in Swing-N-Slide. To assist us in preparation for the meeting, please return the proxy card at your earliest convenience.

                                      Sincerely yours,

                                      /S/ RICHARD G. MUELLER
                                      RICHARD G. MUELLER,
                                      Chairman, President and
                                      Chief Executive Officer

                               SWING-N-SLIDE CORP.
                               1212 Barberry Drive
                           Janesville, Wisconsin 53545

                                                                May 7, 1997

   To the Holders of Common Stock of
     Swing-N-Slide Corp.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The annual meeting of stockholders of Swing-N-Slide Corp. ("Swing-N-Slide") will be held on Wednesday, May 21, 1997, at 10:00 a.m., local time, at the offices of its new GameTime Division located at 150 GameTime Drive, Fort Payne, Alabama 35967, for the following purposes:

   1. To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified;

   2. To approve the appointment of Ernst & Young LLP as independent auditors for 1997; and

   3. To transact such other business as properly may come before such meeting or any adjournment or postponement thereof.

        Stockholders of record at the close of business on April 15, 1997, will be entitled to vote at the meeting and any adjournment or postponement thereof.

        A copy of Swing-N-Slide's Annual Report to Stockholders for the year ended December 31, 1996, is enclosed.

        This notice and the accompanying proxy materials are sent to you by order of the Board of Directors.


                                      RICHARD E. RUEGGER,
                                      Vice President-Finance,
                                      Chief Financial Officer,
                                      Treasurer and Secretary

   You are requested to fill in, sign, date and return the proxy submitted herewith in the return envelope provided for your use. Stockholders who execute proxies retain the right to revoke them at any time before they are actually voted. The giving of such proxy will not affect your right to vote in person should you later decide to attend the meeting.

                               SWING-N-SLIDE CORP.
                               1212 Barberry Drive
                           Janesville, Wisconsin 53545
                                 (608) 755-4777                 May 7, 1997

                                 PROXY STATEMENT
                                      For
                          ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 21, 1997

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Swing-N-Slide Corp. ("Swing-N-Slide") of proxies to be used in voting at the annual meeting of stockholders to be held at the offices of its new GameTime Division located at 150 GameTime Drive, Fort Payne, Alabama 35967, on Wednesday, May 21, 1997, at 10:00 a.m., local time, and at any adjournment or postponement thereof. The matters to be considered and acted upon at the annual meeting are referred to in the preceding notice. If the enclosed proxy is properly executed and returned, all shares represented thereby will be voted as indicated thereon.

        Stockholders whose names appeared of record on the books of Swing-N-Slide at the close of business on April 15, 1997, will be entitled to vote at the meeting and at any adjournment or postponement thereof. On the record date for the meeting, Swing-N-Slide had outstanding and entitled to vote 7,091,405 shares of common stock, par value $0.01 per share (the "Common Stock"), each of which is entitled to one vote per share. Proxy materials are being mailed on or about May 7, 1997 to stockholders of record as of the close of business on April 15, 1997.

                              ELECTION OF DIRECTORS

        The Board of Directors currently consists of seven members. Seven directors of Swing-N-Slide are to be elected at the upcoming annual meeting to serve until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified. Unless authority to vote for one or more directors is withheld, it is intended that shares represented by proxies in the accompanying form will be voted for the election of the persons listed below or, if any such person shall unexpectedly become unable or unwilling for good cause to accept nomination or election, for the election of such other person as the Board of Directors may recommend in his or her place. All of the persons listed below are directors of Swing-N-Slide and are nominees for re-election.
   All nominees are also directors of Newco, Inc., Swing-N-Slide's wholly-owned operating subsidiary ("Newco", and together with Swing-N-Slide, the "Company"). Information as to their ownership of shares of Common Stock is provided under the caption "Security Ownership of Management and Principal Stockholders."

        The following sets forth information, as of April 15, 1997, about the nominees for re-election as directors:

        Richard G. Mueller, age 47, has served as a director of Swing-N-Slide and President and Chief Executive Officer of Swing-N-Slide since January
   1994, and Chairman since February 1996.   From May 1993 through January
   1994, Mr. Mueller was President and Chief Operating Officer of Swing-N-Slide. From February 1992 through May 1993, Mr. Mueller was Vice President-Marketing, Sales and Service for the Toro Company (diversified manufacturing). From June 1991 through February 1992, Mr. Mueller was Vice President-Consumer Equipment Division for the Toro Company.

        David S. Evans, age 33, has served as a director of Swing-N-Slide since February 1996. Mr. Evans has been President and Chief Executive Officer of Glencoe Investment Corporation (private equity investing) since March 1993. Prior to such date, Mr. Evans was a Merchant Banking/Mergers and Acquisitions Specialist at Donaldson, Lufkin & Jenrette Securities Corporation (full service investment banking) from 1988 to March 1993.

        George N. Herrera, age 63, has served as a director of Swing-N-Slide since February 1996. Mr. Herrera has been Director of International Sales of Masco Corporation (diversified manufacturing of home products) since 1982.

        Timothy R. Kelleher, age 34, has served as a director of Swing-N-Slide since April 1996. Mr. Kelleher has been Vice President of Desai Capital Management Incorporated (investment managing firm for institutional clients) since May 1992. From 1989 to May 1992, he was an associate at Entrecanales, Inc. (private investing). Mr. Kelleher is currently a director of Eye Care Centers of America, Inc.

        Terence S. Malone, age 67, has served as a director of Swing-N-Slide since September 1992. Mr. Malone was Chairman and Chief Executive Officer of Johnson Worldwide Associates, Inc. (international manufacturing and marketer of outdoor recreational products) from 1986 until his retirement in January 1994.

        Gary A. Massel, age 57, has served as a director of Swing-N-Slide since September 1996. Mr. Massel is currently an independent consultant. Previously, Mr. Massel was a Senior Vice President of Ply-Gem Industries (building products manufacturer) from February 1994 to August 1995. From 1989 to February 1994, Mr. Massel was Vice President-Operations Specialty Packaging of Packaging Corp. of America (packaging manufacturer).

        Caroline L. Williams, age 50, has served as a director of Swing-N-Slide since February 1996. Ms. Williams has been an independent consultant and director of various corporations since January 1992. Prior to that date, Ms. Williams was Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation (full service investment banking) from 1988 to January 1992. Ms. Williams is currently a director of Argyle Television, Inc. and DEVCAP Share Return Fund.

                             COMMITTEES OF THE BOARD

        The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. The Board does not currently have a standing Nominating Committee. The members and functions of the standing committees are described briefly below.

   Audit Committee

        The Audit Committee is currently comprised of Messrs. Herrera, Malone and Massel. The Audit Committee makes recommendations to the Board of Directors regarding the independent auditors to be retained to audit the Company's accounts and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and reviews such audit results. Ernst & Young LLP presently serves as the independent auditors of the Company and the stockholders are being asked to approve the appointment of Ernst & Young LLP as the Company's independent auditors for 1997. The Audit Committee met three times during 1996.

   Compensation Committee

        The Compensation Committee is currently comprised of Mr. Evans and Ms. Williams. The Compensation Committee reviews and makes recommendations as to compensation, bonuses, stock plans and other benefits and policies respecting such matters for the officers and employees of Swing-N-Slide. The Compensation Committee met three times during 1996.

   Executive Committee

        The Executive Committee is currently comprised of Messrs. Evans, Kelleher, Malone and Mueller. The Executive Committee has the authority to exercise all of the powers of the Board during intervals between meetings of the Board. The Executive Committee met three times during 1996.

   Directors' Attendance

        The Board of Directors of Swing-N-Slide held eight meetings in 1996. Each director attended not less than 75% of the total number of meetings of (1) the Board of Directors and (2) all committees of the Board on which he or she served, during the period that he or she served.

   Director Compensation

        Each non-employee director of Swing-N-Slide who is not an employee of GreenGrass Capital LLC, a Delaware limited liability company ("GGC"), or any of its affiliates, is to receive each year a retainer of $15,000 paid in quarterly installments of $3,750 and options to purchase 5,000 shares of Common Stock with a per share exercise price equal to the fair market value of a share of Common Stock on the day after the annual meeting of stockholders. All non-employee directors are also to be reimbursed for out-of-pocket costs related to Swing-N-Slide's business.

                             EXECUTIVE COMPENSATION

   Summary Compensation Table

        The following table sets forth certain information with respect to Company compensation earned in the last three completed fiscal years by Mr. Mueller, Chairman, President and Chief Executive Officer, Mr. Cole, Vice President-Operations, and Mr. Ruegger, Vice President-Finance and Chief Financial Officer, the only executive officers whose total salary and bonus exceeded $100,000 during the most recently completed fiscal year (the "Named Executive Officers"). A list of all current executive officers of the Company is attached hereto as Exhibit A.

                           SUMMARY COMPENSATION TABLE
                                                                                          Long-Term
                                                                                        Compensation

                                                          Annual Compensation              Awards

                                                                                         Securities            All Other
                                                         Salary           Bonus           Underlying         Compensation
    Name and Principal Position                Year       ($)              ($)         Options/SARs (#)           ($)
    Richard G. Mueller, Chairman,              1996     $207,906         $24,000          120,000(1)          $181,763(2)
    President and Chief Executive Officer      1995      211,872          72,288          100,000(3)             6,805
                                               1994      190,930          35,000           25,000                6,080

    Curtis A. Cole,                            1996     $ 96,414         $13,498           16,152(1)          $  4,674(4)
    Vice President-Operations                  1995       91,318          24,290           13,460(5)             3,959
                                               1994       88,400          13,000           11,000                3,767

    Richard E. Ruegger,                        1996     $ 90,540         $13,309           16,152(1)          $  3,622(4)
    Vice President-Finance and                 1996       86,316          22,960           13,460(5)             3,912
    Chief Financial Officer                    1994       81,994          11,500           11,000                3,280


   (1)  The underlying shares of Common Stock relate to options issued effective February 27, 1996 upon the cancellation of options then held by the Named Executive Officer.  The new options have an exercise price of $3.70 per share, expire on
        February 26, 2006, and are non-terminable, fully vested and exercisable.  The new options allow for the purchase of a number of shares of Common Stock equal to 120% of the number of such shares purchasable upon the exercise of the canceled options.  See also "Report on Repricing of Options" below.

   (2)  The compensation reported represents $172,414 paid pursuant to Mr. Mueller's Amended and Restated Transitional
        Compensation and Severance Agreement, and $9,349 of 401(k) matching contributions made by the Company.

   (3)  Options to purchase 23,550 shares of Common Stock were granted to Mr. Mueller in 1995.  The remaining underlying shares of Common Stock relate to options which were repriced on February 15, 1995 in connection with Swing-N-Slide's 1995 self-
        tender offer.  As a result of the repricing, the exercise price decreased to $5.38 per share, and the number of shares of
        Common Stock purchasable upon the exercise of the repriced options was reduced from 125,000 to 76,450.  See also "Report on Repricing of Options" below.

   (4)  The compensation reported represents the Company's matching contributions to its 401(k) plan.

   (5)  Options to purchase 6,730 shares of Common Stock were granted to the Named Executive Officer in 1995.  The remaining underlying shares of Common Stock relate to options which were repriced on February 15, 1995 in connection with Swing-N-
        Slide's 1995 self-tender offer.  As a result of the repricing, the exercise price decreased to $5.38 per share, and the number of shares of Common Stock purchasable upon the exercise of the repriced options was reduced from 11,000 to 6,730.
        See also "Report on Repricing of Options" below.


   Stock Option Grants

        The following table shows option grants in 1996 to the Named Executive Officers. In 1996, the only options granted to the Named Executive Officers consisted of repriced replacement options issued effective February 27, 1996 upon the cancellation of options then held by such officers. See also "Report on Repricing of Options" below.

                                                OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                                          Potential Realizable Value
                                                                                          at Assumed Annual Rates
                                                                                          of Stock Price Appreciation
                          Individual Grants                                               for Option Term (1)

                          Number of
                          Securities       % of Total
                          Underlying       Options          Exercise
                          Options          Granted to       or Base
                          Granted          Employees in     Price          Expiration
   Name                   (#)              Fiscal Year      ($/Sh)         Date(2)            5% ($)        10% ($)
   Richard G. Mueller      120,000             60%          $3.70          02/26/2006        $279,229      $707,622
   Curtis A. Cole           16,152             13%           3.70          02/26/2006          37,584        95,246
   Richard E. Ruegger       16,152             13%           3.70          02/26/2006          37,584        95,246


   (1)  This presentation is intended to disclose the potential value that would accrue to the optionee if the option were exercised the date before it expires and if the per share value had appreciated at the compounded annual rate indicated
        in each column.  The assumed rates of appreciation of 5% and 10% are prescribed by the rules of the Securities and
        Exchange Commission regarding disclosure of executive compensation.  The assumed annual rates of appreciation are not intended to forecast possible future appreciation, if any, with respect to the price of the Common Stock.

   (2)  The new options are all exercisable, fully vested and non-terminable.


   1996 Year-End Option Value

        Set forth below is certain information regarding the value of unexercised in-the-money stock options held by the Named Executive Officers at the end of 1996. No options were exercised by the Named Executive Officers in 1996.

                          FISCAL YEAR-END OPTION/SAR VALUES

                            Number of
                            Securities          Value of
                            Underlying          Unexercised
                            Unexercised         In-the-Money
                            Options/SARs        Options/SARs
                            at FY-End (#)       at FY-End ($)
                            Exercisable/        Exercisable/
   Name                     Unexercisable       Unexercisable

   Richard G. Mueller       120,000/0              (1)
   Curtis A. Cole            16,152/0              (1)
   Richard E. Ruegger        16,152/0              (1)


   (1) The fair market value of the underlying Common Stock at fiscal year-end was less than the exercise price of the options.


   Report on Repricing of Options

        Set forth below is certain information regarding the repricing of options held by the executive officers of Swing-N-Slide since August 28, 1992, the date on which Swing-N-Slide's Common Stock first began trading on the NASDAQ National Market System. For more information on options to purchase shares of Common Stock held by Named Executive Officers, see "Summary Compensation Table," "Stock Option Grants," and "1996 Year-End Option Value" above.

                                               Ten-Year Option/SAR Repricings
                                                            Market                                       Length of
                                          Number of         Price of     Exercise                         Original
                                          Securities        Stock at     Price at                       Option Term
                                          Underlying        Time of       Time of                        Remaining
                                         Options/SARs      Repricing     Repricing                       at Date of
                                           Repriced            or           or           New             Repricing
                                              or           Amendment     Amendment     Exercise              or
          Name                Date        Amended(#)           ($)         ($)         Price ($)          Amendment
    Richard G. Mueller,    02/27/96(1)    100,000(2)        $3.50         $ 5.38        $3.70               (3)
    Chairman, President    02/15/95(4)     50,000(5)        $5.375        $14.75        $5.38     Approximately 8.2 years
    and Chief Executive    02/15/95(4)     50,000(5)        $5.375        $ 9.88        $5.38     Approximately 8.6 years
    Officer                02/15/95(4)     25,000(6)        $5.375        $10.88        $5.38     Approximately 9.2 years

    Curtis A. Cole,        02/27/96(1)     13,460(7)        $3.50         $ 5.38        $3.70               (8)
    Vice President -       02/15/95(4)     11,000(9)        $5.375        $13.00        $5.38     Approximately 8.9 years
    Operations

    Richard E. Ruegger,    02/27/96(1)     13,460(7)        $3.50         $ 5.38        $3.70               (8)
    Vice President -       02/15/95(4)     11,000(9)        $5.375        $13.00        $5.38     Approximately 8.9 years
    Finance Chief
    Financial Officer

    David H. Hammelman,    02/27/96(1)     12,230(10)       $3.50         $ 5.38        $3.70               (11)
    Vice President -       02/15/95(4)      9,000(12)       $5.375        $13.00        $5.38     Approximately 8.9 years
    Human Resources and
    Administration

    James A.               02/27/96(1)     13,460(7)        $3.50         $ 5.38        $3.70               (8)
    Rastetter(13)          02/15/95(4)     11,000(9)        $5.375        $13.00        $5.38     Approximately 8.9 years

    Brian K.               02/27/96(1)     13,460(7)        $3.50         $ 5.38        $3.70               (8)
    Zeilinger(14)          02/15/95(4)     11,000(9)        $5.375        $13.00        $5.38     Approximately 8.9 years

    Bert M. Thompson(15)   02/15/95(4)     11,000(9)        $5.375        $13.00        $5.38     Approximately 8.9 years


   (1)  Effective February 27, 1996, all options then held by executive officers of Swing-N-Slide were canceled and new repriced options were granted.  The new options expire on February 26, 2006 and are exercisable, fully vested and non-terminable.
        The new options allow for the purchase of the number of shares of Common Stock equal to 120% of the number of shares originally purchasable under the canceled options.

   (2)  The number of shares of Common Stock underlying the options granted in connection with the repricing is 120,000.

   (3)  Options for 30,580 shares had a remaining term of approximately 7.2 years.  Options for 30,580 shares had a remaining term of approximately 7.6 years.  Options for 15,290 shares had a remaining term of approximately 8.2 years.  Options for
        23,550 shares had a remaining term of approximately 9 years.

   (4)  On February 15, 1995, these options were repriced in connection with Swing-N-Slide's self-tender offer.  As a result of the repricing, the number of shares purchasable upon exercise of the options was reduced to approximately 61% of the number of shares originally purchasable.  This decrease reflected the reduction in the number of outstanding shares after the tender offer.

   (5)  The number of shares of Common Stock underlying the repriced options was 30,580.  These options were subsequently canceled and new repriced options were granted effective February 27, 1996.  See Note 1 above.

   (6)  The number of shares of Common Stock underlying the options granted in connection with the repricing was 15,290.  These options were subsequently canceled and new repriced options were granted effective February 27, 1996.  See Note 1 above.

   (7)  The number of shares of Common Stock underlying the options granted in connection with the repricing is 16,152.

   (8)  Options for 6,730 shares had a remaining term of approximately 7.9 years.  Options for the other 6,730 shares had a remaining term of approximately 9 years.

   (9)  The number of shares of Common Stock underlying the options granted in connection with the repricing was 6,730.  These options were subsequently canceled and new repriced options were granted effective February 27, 1996 (except for Mr.
        Thompson's options, which were canceled after his employment ended).  See Note 1 above and Note 15 below.

   (10) The number of shares of Common Stock underlying the options granted in connection with the repricing is 14,676.

   (11) Options for 5,500 shares had a remaining term of approximately 7.9 years.  Options for the other 6,730 shares had a remaining term of approximately 9 years.

   (12) The number of shares of Common Stock underlying the options granted in connection with the repricing was 5,500.  These options were subsequently canceled and new repriced options were granted effective February 27, 1996.  See Note 1 above.

   (13) Mr. Rastetter was formerly the Vice President - Sales.  His employment with the Company ended on August 16, 1996.  Mr.
        Rastetter's options expire on February 26, 2006.

   (14) Mr. Zeilinger was formerly the Vice President - Manufacturing.  His employment with the Company ended on August 13, 1996.
        Mr. Zeilinger's options expire on February 26, 2006.

   (15) Mr. Thompson was formerly the Vice President - Marketing.  His employment with the Company ended on February 16, 1995.
        Mr. Thompson's options were terminated unexercised after his employment ended.



        Effective February 27, 1996, options held by Swing-N-Slide's executive officers were repriced in connection with the change of control transaction described below (the "Change of Control Transaction"). See "Certain Relationships and Related Party Transactions - Change of Control Transaction." As part of the transaction, in order to encourage management to retain options as incentive compensation, each member of Swing-N-Slide's then senior management (Messrs. Mueller, Beebe, Rastetter, Cole, Ruegger, Hammelman, Zeilinger and Jonas) was given the option of (a) retaining his then outstanding options, in which case the exercise price of the options would be reduced to the lower of (i) $4.80 per share ($4.25 for Mr. Beebe) or (ii) the average trading price of Common Stock during March 1996 (which was $3.70), or (b) terminating his then outstanding options and receiving a cash payment equal to (i) the number of options held multiplied by (ii) $6.50 less the exercise price. All of the senior managers elected option (a). In addition, in lieu of granting options in 1996 for performance during the fiscal year ended December 31, 1995, the number of shares purchasable upon the exercise of options held by the senior managers as of February 27, 1996 was increased by 20%.

        The February 1996 repricing was authorized by the Board of Directors and is being reported upon herein under the authority of the current Compensation Committee (Caroline L. Williams and David S. Evans).

   Agreements With Executive Officers

        Newco entered into an Amended and Restated Transitional Compensation and Severance Agreement in February of 1995 with Mr. Mueller to provide for the payment of certain benefits to him if his employment with the Company terminated for any reason, including in connection with certain changes in control of the Company. In the event of termination of employment, Mr. Mueller would receive 150% of his base salary for 1995, and upon change of control of the Company a payment of $100,000. Mr. Mueller would also continue to be covered by all benefit plans of the Company for a period of up to 18 months from the date on which his employment terminated. Following the change of control of Swing-N-Slide on February 16, 1996, described below, an after-tax payment of $100,000 was made to Mr. Mueller.

        On February 15, 1996, the Company entered into Severance and Change of Control Agreements with Messrs. Cole, Hammelman, Jonas, and Ruegger. Under the terms of such Severance and Change of Control Agreements, in the event that any such employee is terminated without cause within one year after a change of control of the Company, such employee shall be entitled to receive an amount equal to the sum of one year's base salary plus the bonus amount for the year prior to the year of termination. Each such employee shall also be entitled to such payment if the employee remains employed during the one-year period after such change of control and the employee elects to terminate employment within 30 days of the end of such one-year period.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The current members of the Compensation Committee are Mr. Evans and Ms. Williams. Prior to the Change of Control Transaction on February 16, 1996 (discussed below), the members were Andrew W. Code, Henry B. Pearsall and Brian P. Simmons. No present or former executive officer of the Company serves as a member of the Compensation Committee. Furthermore, there are no interlocking relationships between any executive officer of the Company and any entity whose directors or executive officers serve on the Company's Board or Compensation Committee.

        Mr. Evans is a stockholder and director and the President and Chief Executive Officer of Glencoe Investment Corporation ("GIC"), which is an affiliate of an institutional investor in GGC and an institutional investor in GreenGrass Capital II LLC, a Delaware limited liability company ("GGCII"). GGC and GGCII are two of the three partners of GreenGrass Holdings, a Delaware general partnership ("GreenGrass Holdings"), which beneficially owns approximately 70% of the outstanding shares of the Common Stock. Mr. Evans is also one of the three persons appointed to the Members Operating Board of GGC, which entity controls voting and investment making decisions of GreenGrass Holdings, and one of the three persons appointed to the Members Operating Board of GGCII.

   Agreement with respect to Fees and Expenses

        Under the terms of the Transaction Agreement described below, on February 16, 1996, Swing-N-Slide paid GIC and Desai Capital Management Incorporated ("DCMI"), affiliates of two GGC institutional investors, fees in the amounts of $900,000 and $350,000, respectively, in consideration of services rendered in connection with the transactions contemplated by the Transaction Agreement. In addition, under the terms of the Transaction Agreement, Swing-N-Slide agreed to be responsible for paying (i) the amount of $19,000 as reimbursement for certain expenses incurred by GreenGrass Holdings, Glencoe Growth Closely-Held Business Fund L.P. ("Glencoe Growth") or GIC; and (ii) the amount of $476,000 for certain fees and expenses of GreenGrass Holdings' financial advisors, attorneys, accountants and other professionals.

   Agreement with respect to Consulting Services

        Under the terms of the Management Consulting Agreement dated February 16, 1996, Swing-N-Slide has agreed to pay to GIC and DCMI a consulting fee in the aggregate amount of $300,000 per year, payable in quarterly installments of $75,000, plus reimbursement of reasonable expenses incident to their consulting services. The Management Consulting Agreement is automatically renewed for successive one year terms unless either party gives notice to the other of its intention not to renew the agreement.
   The consulting fee is to be reviewed annually by the Board of Directors of Swing-N-Slide.

   Agreement with respect to Acquisition Advisory Services

        Under the terms of an engagement letter dated September 6, 1996, GIC and DCMI agreed to act as acquisition advisors to Swing-N-Slide with respect to two potential acquisitions (the "Acquisitions"). In this regard, GIC and DCMI agreed to provide advice to Swing-N-Slide with respect to valuation, due diligence, negotiation, financing techniques and alternatives, and related matters involving the Acquisitions. The initial term of the engagement is for one year with automatic renewal for successive one-year periods unless either party provides notice of its desire not to renew at least 30 days before the renewal date. As compensation for such services, Swing-N-Slide agreed to pay to GIC and DCMI a fee equal to 4.0% of the gross proceeds from any new equity raised, plus 1.125% of any senior loan financing related to the Acquisitions (less fees paid to other parties) plus 1.0% of the transaction value for either of the Acquisitions consummated by Swing-N-Slide. Swing-N-Slide also agreed to reimburse GIC and DCMI for certain expenses incurred by them in performing such services. The aggregate amount paid by Swing-N-Slide to GIC and DCMI under this agreement is $790,398 (relating to the GameTime acquisition detailed below).

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        In addition to the matters described under the heading "Compensation Committee Interlocks and Insider Participation," Swing-N-Slide has been party to certain other related party transactions which are described below.

   Change of Control Transaction

        Under the terms of a Transaction Agreement dated January 4, 1996, as amended February 12, 1996 (the "Transaction Agreement"), GreenGrass Holdings purchased 3,510,000 shares of Common Stock of Swing-N-Slide tendered under GreenGrass Holdings' $6.50 per share cash tender offer which expired on February 14, 1996. Upon purchase of the 3,510,000 shares, together with shares of Common Stock owned by persons related to GreenGrass Holdings and contributed to the initial two general partners of GreenGrass Holdings in connection with the consummation of the cash tender offer, GreenGrass Holdings owned approximately 60% of the shares of Common Stock of Swing-N-Slide.

        This Common Stock purchase was funded by cash contributions from GreenGrass Holdings' initial two general partners, GGC and GreenGrass Management LLC, a Delaware limited liability company ("GGM"). Prior to the GameTime acquisition described below and the investment by GGCII, the new general partner of GreenGrass Holdings, GGC had an approximately 97% interest in GreenGrass Holdings and GGM had an approximately 3% interest in GreenGrass Holdings.

        The members of GGC are the following institutional investors: Glencoe Fund; Equity-Linked Investors--II, a New York limited partnership ("ELI-II"); the State Treasurer of the State of Michigan, as Custodian for the Michigan Public School Employees' Retirement System, State Employees' Retirement System, Michigan State Police Retirement System and Michigan Judges Retirement System, each a trust organized by the State of Michigan to provide pension benefits to eligible retirees (collectively, the "Michigan Trusts"); Crescent/MACH I Partners, L.P., a Delaware limited partnership ("Crescent"); Sahara Enterprises, Inc., a Delaware corporation ("Sahara"); and Baldwin & Lyons Insurance Company, an Indiana corporation ("Baldwin").

        The members of GGM were Richard Mueller (Chairman, President and Chief Executive Officer), Richard Ruegger (Vice President-Finance, Chief Financial Officer, Secretary and Treasurer), Curtis Cole (Vice President-Operations), David Hammelman (Vice President-Corporate and Human Resources), Kenneth Jonas (Director of Engineering), James Rastetter (formerly Vice President-Sales), Brian Zeilinger (formerly Vice President-Manufacturing), and Joseph Beebe (formerly Executive Vice President-Operations). Messrs. Rastetter and Zeilinger have since withdrawn as members of GGM.

        In addition, pursuant to the Transaction Agreement, GreenGrass Holdings purchased on February 16, 1996, $4,300,000 principal amount of Swing-N-Slide's 10% Convertible Debentures Due 2004 (the "Debentures"), and on April 25, 1996, purchased an additional $700,000 of Debentures.
   The Debentures are general, unsecured obligations of Swing-N-Slide and are subordinate to any guaranty by Swing-N-Slide of any indebtedness of Newco. The Debentures mature eight years from their date of initial issuance, subject to earlier redemption at the election of Swing-N-Slide and mandatory redemption upon a change of control, in both cases at par. The Debentures bear interest at a rate of 10% per annum, paid semi-annually, with Swing-N-Slide having the option to pay interest in additional Debentures for the first seven semi-annual interest payment dates. The Debentures are convertible into shares of Common Stock at a conversion price of $4.80 per share, subject to customary antidilution adjustments. As of April 1, 1997, GreenGrass Holdings held $308,253 in additional Debentures as interest payments on the Debentures. Of the securities held by GreenGrass Holdings, 9,534 shares of Common Stock and $14,144 of Debentures were distributed in October 1996 to Messrs. Rastetter and Zeilinger following their withdrawal as members of GGM.

   Agreement with respect to Election of Directors

        Under the terms of the Transaction Agreement, GreenGrass Holdings is entitled to designate five members of the Board of Directors of Swing-N-Slide (Mr. Mueller is not counted as one of such five directors). To date, GreenGrass Holdings has designated four current directors, Ms. Williams and Messrs. Evans, Herrera and Kelleher. In addition, under the terms of the Transaction Agreement, until February 14, 1998, the Board of Directors of Swing-N-Slide must always have at least two Independent Directors, who were outside directors on January 4, 1996 and certain successors to such persons. Currently, the two Independent Directors are Messrs. Malone and Massel.

   Registration Rights

        Under certain agreements, Code Hennessy & Simmons Limited Partnership, formerly a significant investor in Swing-N-Slide, GreenGrass Holdings and certain of their associates, and various officers and directors and, in some cases, their spouses or trusts for their benefit or the benefit of their children, were granted certain rights to have shares of Common Stock registered and/or included in registrations initiated by Swing-N-Slide or its stockholders (the "registration rights"). Expenses incurred in connection with the exercise of such registration rights shall be, subject to limited exceptions, borne by the Company.

   GameTime Acquisition

        Pursuant to an Amended and Restated Stock Purchase Agreement, Newco, the wholly-owned subsidiary of Swing-N-Slide, acquired all of the outstanding shares of capital stock of Game Time, Inc., an Alabama corporation ("GameTime"), on March 13, 1997. GameTime is principally involved in the design, manufacture, sale, and distribution of commercial outdoor park and playground equipment, site amenities, and related products. The aggregate purchase price paid by Newco for the GameTime stock was $27 million, of which $25 million was paid in cash at the closing and $2 million was paid by delivery at closing of Newco's unsecured 10% Subordinated Notes due 2005. Immediately following the acquisition, GameTime was merged with and into Newco, with Newco as the survivor.

        To provide financing for the GameTime acquisition, to payoff and refinance certain indebtedness of the Company, and to provide additional funds for working capital purposes, Swing-N-Slide and Newco obtained a variety of debt and equity financing. Pursuant to a Credit Agreement, Newco obtained debt financing in the aggregate amount of $69.5 million from certain lenders represented by Fleet National Bank, of which $20 million comprised a senior secured revolving credit facility maturing March 13, 2003, $45 million comprised a senior secured term loan maturing March 13, 2003, and $4.5 million comprised a senior secured term loan maturing June 30, 2003. Pursuant to separate Securities Purchase Agreements, Newco also obtained $12.5 million of debt financing from Massachusetts Mutual Life Insurance Company ("MassMutual") and its affiliates by issuing its 12% Senior Subordinated Notes due 2005. As part of such debt financing, MassMutual and its affiliates received warrants to purchase up to an aggregate of 592,177 shares of Common Stock (which shares are subject to adjustment under certain circumstances) at an exercise price of $.001 per share.

        Swing-N-Slide also entered into an Investment Agreement, pursuant to which Swing-N-Slide: (i) issued to GreenGrass Holdings 1,087,405 shares of Common Stock for an aggregate purchase price of $5 million, or $4.5981 per share (the "Estimated Share Price"); (ii) sold its Junior Subordinated Bridge Note (the "Bridge Note") to GreenGrass Holdings in the principal amount of $2.5 million, which Bridge Note shall be due not later than December 31, 1997 (subject to prepayment in connection with the rights offering described below) and shall bear interest at the rate of 13.5% per annum (to be paid by the issuance of additional shares of Common Stock at the Final Calculated Price described below); (iii) issued to GreenGrass Holdings a warrant to purchase 50,000 shares of Common Stock at an exercise price to be determined based upon the weighted average bid price per share of the Common Stock for the 150 days following the filing of Swing-N-Slide's Form 8-K relative to the GameTime acquisition, but in no event less than $4.00 per share nor greater than $4.5981 per share (the "Final Calculated Price"); (iv) agreed that, in the event that the Final Calculated Price is less than the Estimated Share Price, Swing-N-Slide will issue to GreenGrass Holdings a number of additional shares of Common Stock equal to the difference between the quotient of 5,000,000 divided by the Final Calculated Price, and 1,087,405; and (v) agreed to use its best efforts to undertake a rights offering pursuant to which Swing-N-Slide will offer to each of its stockholders other than GreenGrass Holdings the right to purchase at the Final Calculated Price such stockholder's pro rata share of a number of shares of Common Stock determined by dividing 2,500,000 by the Final Calculated Price. The rights offering will be made only through a prospectus complying with federal and applicable state securities laws, and the timing of such rights offering will depend upon regulatory clearance and other factors. The proceeds from the rights offering will be used to prepay the Bridge Note. Under the Investment Agreement, GreenGrass Holdings is obligated to purchase any of the rights shares not purchased by the other stockholders under the rights offering.

        The funds necessary for GreenGrass Holdings to purchase the additional shares of Common Stock and the Bridge Note under the Investment Agreement were contributed by GGCII, upon its admission as a general partner of GreenGrass Holdings on March 13, 1997. Following the admission of GGCII, GGC has an approximately 77% interest in GreenGrass Holdings, GGCII has an approximately 21% interest in GreenGrass Holdings, and GGM has an approximately 2% interest in GreenGrass Holdings. Information as to the ownership of GreenGrass Holdings, GGC, GGCII, and GGM is provided under the caption "Security Ownership of Management and Principal Stockholders."

   Loan Guarantee

        Mr. Mueller borrowed $150,000 from Capitol Bank in Madison, Wisconsin, the proceeds from which were used to purchase units of membership interests in GGM. The loan bears interest at the prime rate floating from time to time. Repayment of the loan is secured by a third mortgage on the personal residence of Mr. Mueller and is guaranteed by Swing-N-Slide. The loan guarantee was approved by the Compensation Committee at its meeting on March 19, 1996.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        The Compensation Committee (the "Committee") of the Board of Directors of Swing-N-Slide is responsible for all aspects of the compensation package offered to the executive officers of Swing-N-Slide, including the Named Executive Officers. The following report was authorized by the members of the Committee.

   Executive Compensation Policies

        The Committee bases its review and recommendations regarding the Company's executive compensation with the goal of attaining the following objectives: (1) to attract, motivate and retain the highest quality executives, (2) to align both the short-term and the long-term interests of executives with those of the Company's stockholders, and (3) to encourage executives to achieve their assigned tactical and strategic business objectives as well as overall corporate financial results. The executive compensation program for 1996 was initially developed by Messrs. Code, Pearsall and Simmons, the members of the Committee in 1996 prior to the Change of Control Transaction. The executive compensation program for 1996 was generally comprised of base salary, variable cash incentive awards based on current corporate and individual performance, and an increase in the number of shares of Common Stock purchasable under stock options granted under the 1992 Stock Program.

   Base Salaries

        All executive base salaries are within established salary ranges that are generally based on similar positions in companies of comparable size and complexity. The Committee determines those companies which are comparable to the Company from the information contained in various national surveys, including the National Executive Compensation Survey and a survey by the Hay Consultants. Base compensation is scaled in accordance with the relative job content of a position. The Committee utilizes the Hay system of job evaluation. Key factors in establishing relative job content under the Hay system include the particular knowledge, the problem solving abilities and the accountability required for each position. Pay grades are also established based on relative job content of a position. Salary ranges are set for each pay grade based on the levels of compensation in the Hay report. The actual base salary within the range of the applicable pay grade of each executive is based upon a variety of factors, the most important of which are experience and performance. The reasonableness of actual salaries is verified by comparison to similar companies as discussed above.

        With respect to the 1996 base salary granted to the Chief Executive Officer, Mr. Mueller, the Committee took into account a comparison of base salaries of chief executive officers of peer companies of similar size and the Company's success in meeting its financial goals in 1995. Mr. Mueller was granted a base salary of $207,906, compared to a base salary of $211,872 for 1995. This base salary of $207,906 was below the median of the peer group.

   Management Incentive Compensation Program

        Executives whom the Committee determines have a significant impact on the Company's financial results through their positions and performance are eligible to participate in the Company's Management Incentive Compensation ("MIC") Program. Awards under the MIC Program are based upon achievement of corporate operating income targets for the fiscal year, as well as individually assigned objectives. Approximately 60% of the incentive compensation award of each executive is tied to the achievement of the corporate financial objectives while the remaining 40% is awarded based on meeting individual objectives. For 1996, the program utilized a threshold percentage of the actual budgeted operating income which had to be achieved before the portion of the incentive compensation based on corporate financial objectives would begin to accrue. The incentive compensation awards ranges were 0% to 75% of base salary for the Chief Executive Officer, Mr. Mueller, and 0% to a maximum of 53% of base salary for the other executives. For 1996, the Company failed to meet its budgeted operating income thereby eliminating any of the approximately 60% of incentive compensation that is based on the achievement of corporate financial objectives. Based on meeting certain individual objectives, aggregate management incentive compensation of $134,400 was granted in 1996 for all 26 participants out of a potential maximum management incentive compensation pool of $499,000.

        With respect to the MIC Program compensation granted to the Chief Executive Officer, Mr. Mueller, in 1996 the Committee set the award at 11.5% of base salary, which was based solely on personal performance criteria in 1996. Based on these factors, Mr. Mueller was awarded a bonus of $24,000 for 1996 under the MIC Program.

        On February 27, 1996, the MIC Program was amended to permit non-officer managers of the Company to make a five year election to receive on an individual basis 25% of their respective annual management incentive bonuses in the form of shares of Swing-N-Slide's Common Stock at a price of $6.00 per share (regardless of the then current per share trading price of such stock), and to also receive a tax gross-up bonus on that portion of their bonus. Eleven of such managers exercised this election.

   Stock Program

        Long-term incentives are provided through the grant of stock options or the award of restricted stock under the Swing-N-Slide 1996 Incentive Stock Plan (the "1996 Stock Plan"), which was approved by stockholders at the 1996 annual meeting. The Committee believes that stock ownership provides significant motivation to executives to maximize value for Swing-N-Slide's stockholders. Stock options are to be granted at no less than the prevailing market price and, therefore, will have value only if Swing-N-Slide's stock price increases after the grant. The Committee believes that stock options and stock awards provide a direct link between compensation and stockholder return, measured by the same index used by stockholders to measure Swing-N-Slide's performance. The terms of options granted as well as the terms of any restrictions on stock awarded are determined at the time of the grant or award by the Employee Committee established under the 1996 Stock Plan. The Employee Committee under the 1996 Stock Plan is comprised of the same directors who comprise the Committee.

        No options were issued to management under the 1996 Stock Plan for the fiscal year ended December 31, 1996 because Swing-N-Slide's financial objectives were not achieved. In connection with the GameTime acquisition, however, the number of shares of Common Stock underlying options currently held by certain of the Company's former and current officers, directors and employees granted pursuant to the 1992 Stock Program was increased by 160,980 additional shares of Common Stock to prevent the dilution of such options resulting from the GameTime acquisition.

   Compensation for 1997

        For 1997, the Committee intends to continue to focus on linking executive compensation with corporate performance. The Committee has decided to increase the percentage of bonus tied to corporate financial performance. In addition, financial performance will be measured using EBITDA (earnings before interest, taxes, depreciation and amortization) instead of operating income to align bonuses with investors' focus.

        The Committee also intends to modify its compensation policies to account for the GameTime acquisition (discussed above). The acquisition approximately doubled Swing-N-Slide's size. Each of Swing-N-Slide's two divisions will now be about the size of the pre-acquisition company. As a result, financial performance at both the corporate and divisional levels will be considered.

   Conclusion

        Through the programs described above, a significant portion of Swing-N-Slide's executive compensation is linked directly to individual and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.

             COMPENSATION COMMITTEE


             Caroline L. Williams
             David S. Evans


                               STOCK PERFORMANCE

        The following graph compares the percentage change in the cumulative total stockholder return, including dividend reinvestment, on the Common Stock, with that of the cumulative total return of the Wilshire 5000 Index (the "Wilshire 5000") and the Investor's Business Daily Leisure Products Index (the "Leisure Products Index") for the measurement period beginning August 28, 1992, the date on which the Common Stock first began to trade publicly. The graph is based on the assumption that $100 was invested on August 28, 1992 in: (1) Common Stock; (2) the Wilshire 5000; and (3) the Leisure Products Index.

                           [STOCK PERFORMANCE GRAPH.]

                                                          Investor's
                                                           Business
                    Swing-N-Slide      Wilshire 5000    Daily Leisure
                      Corp. (1)            Index        Products Index

      8/28/92          100.00             100.00            100.00

      12/31/92         114.29             107.46            127.42

      12/31/93         123.81             116.68            154.91

      12/31/94          80.95             113.75            157.16

      12/31/95          38.09             151.74            168.21

      12/31/96          30.95             180.33            227.98


   (1) Does not reflect the purchase of 3.6 million outstanding shares of Common Stock pursuant to a self tender offer at $11.00 per share completed on January 19, 1995.


           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information known to Swing-N-Slide with respect to beneficial ownership of Common Stock as of April 1, 1997, except as otherwise noted, by (i) each stockholder known by Swing-N-Slide to be the beneficial owner of more than 5% of the Common Stock, (ii) each director or nominee for director of Swing-N-Slide, (iii) each Named Executive Officer, and (iv) all executive officers and directors as a group. Except as otherwise noted, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

    5% Stockholders, Directors, Named             Shares Beneficially Owned
    Executive Officers, and Directors
    and Executive Officers as a Group(1)           Number   Percent of Class

    Curtis A. Cole (2)                              16,152          *

    David S. Evans (3)                           5,821,221        70.6%

    GreenGrass Holdings and Related
    Parties (4)                                  5,821,221        70.6%

     GGC   (4,574,193 shares - 55.5%) (5)(7)(8)
     GGCII (1,137,405 shares - 13.8%) (6)(7)(8)
     GGM   (  109,623 shares -  1.3%) (9)

    George N. Herrera (10)                           5,000          *

    Timothy R. Kelleher (11)                     5,821,221        70.6%

    Terence S. Malone (12)                          12,897          *

    Massachusetts Mutual Life Ins. Co. (13)        587,513         7.9%

    Gary A. Massel                                       0           0

    Richard G. Mueller (14)                        121,836         1.7%

    Richard E. Ruegger (15)                         16,152          *

    Caroline L. Williams (16)                    5,826,221        70.6%

    All executive officers and directors as a    6,018,024        71.3%
    group (11 persons) (17)

    _______________________________
    *Less than 1%

   (1) Except as otherwise indicated, the address of each stockholder is c/o Swing-N-Slide Corp., 1212 Barberry Drive, Janesville, Wisconsin 53545.

   (2) Consists of 16,152 shares issuable upon the exercise of stock options which are currently exercisable. Excludes 4,016 shares of Common Stock and Debentures convertible into 1,241 shares of Common Stock held by GreenGrass Holdings which securities, as a member of GGM, Mr. Cole may be deemed to beneficially own because Mr. Cole would receive such securities under certain circumstances (including upon termination of his employment). Mr. Cole expressly disclaims beneficial ownership of any other securities of Swing-N-Slide held by GreenGrass Holdings because he neither is a controlling member of GGM nor has investment control of the portfolio securities of either GGM or GreenGrass Holdings.

   (3) As one of the three persons appointed to the Members Operating Board of GGC, Mr. Evans has shared control of the voting and investment making decisions of GreenGrass Holdings, which owns 4,665,335 shares of Common Stock, Debentures convertible into 1,105,886 shares of Common Stock, and a warrant to purchase 50,000 shares of Common Stock. Of such securities, Mr. Evans would be entitled to receive from GreenGrass Holdings 12,707 shares of Common Stock, Debentures convertible into 3,684 shares of Common Stock, and a warrant to purchase 86 shares of Common Stock under certain circumstances as a result of his ownership of limited partnership interests in Glencoe Fund and Glencoe Growth Partners, L.P., and his ownership of stock in GIC. The address of Mr. Evans is c/o Glencoe Investment Corporation, 311 South Wacker Drive, Suite 4990, Chicago, Illinois 60606.

   (4) The address of GreenGrass Holdings is c/o Glencoe Investment Corporation, 311 South Wacker Drive, Suite 4990, Chicago, Illinois 60606. Includes 4,665,335 shares of Common Stock, Debentures convertible into 1,105,886 shares of Common Stock, and a warrant to purchase 50,000 shares of Common Stock. Excludes shares of Common Stock that GreenGrass Holdings will receive as interest on the Bridge Note. The general partners of GreenGrass Holdings consist of GGC, GGCII, and GGM. Of the 4,665,335 shares of Common Stock owned by GreenGrass Holdings, 3,494,190 shares are beneficially owned by GGC, 1,087,405 shares are beneficially owned by GGCII, and 83,740 shares are beneficially owned by GGM. Of the 1,105,886 shares which GreenGrass Holdings would receive upon conversion of Debentures, 1,080,003 shares would be beneficially owned by GGC and 25,883 shares would be beneficially owned by GGM. The 50,000 shares which GreenGrass Holdings would receive upon exercise of the warrant would be beneficially owned by GGCII.

   (5)  The members of GGC are the following institutional investors:
        Glencoe Fund, ELI-II, the Michigan Trusts, Crescent, Sahara, and
        Baldwin.

   (6)  The members of GGCII are the following institutional investors:
        Glencoe Growth, ELI-II, Baldwin, the Michigan Trusts, and MassMutual.

   (7) ELI-II is a member of both GGC and GGCII. The general partner of ELI-II is Rohit M. Desai Associates-II ("RMDA-II"). RMDA-II is a New York general partnership and Rohit M. Desai is the managing partner of RMDA-II. The investment advisor of ELI-II is DCMI. ELI-II may be deemed to beneficially own 2,114,169 shares of Common Stock held by GreenGrass Holdings (which represents approximately 25.6% of the outstanding shares of Common Stock and includes 1,687,846 shares of Common Stock held by GreenGrass Holdings, 409,656 shares of Common Stock issuable upon conversion of Debentures held by GreenGrass Holdings, and 16,667 shares of Common Stock issuable upon the exercise of the warrant held by GreenGrass Holdings which it may be entitled to receive under certain circumstances as a member of GGC and GGCII). RMDA-II (as the general partner of ELI-II), DCMI (as the investment advisor to ELI-II), and Rohit M. Desai each may be deemed to be the beneficial owner of securities beneficially owned by ELI-
        II. The address of ELI-II and its affiliates identified above is 540 Madison Avenue, 36th Floor, New York, New York 10022.

   (8) The Michigan Trusts are members of both GGC and GGCII. As a result, the Michigan Trusts may be deemed to beneficially own 2,114,169 shares of Common Stock held by GreenGrass Holdings (which represents approximately 25.6% of the outstanding shares of Common Stock and includes 1,687,846 shares of Common Stock held by GreenGrass Holdings, 409,656 shares of Common Stock issuable upon conversion of Debentures held by GreenGrass Holdings, and 16,667 shares of Common Stock issuable upon the exercise of the warrant held by GreenGrass Holdings which they may be entitled to receive under certain circumstances as members of GGC and GGCII). The address of the Michigan Trusts is 430 West Allegan Street, Lansing, Michigan 48901.

   (9) The members of GGM are the following former and current officers of Swing-N-Slide: Messrs. Mueller, Ruegger, Cole, Hammelman, Beebe and Jonas.

   (10) Consists of 5,000 shares of Common Stock issuable upon exercise of stock options which are currently exercisable.

   (11) As one of the three persons appointed to the Members Operating Board of GGC, Mr. Kelleher has shared control of the voting and investment making decisions of GreenGrass Holdings, which owns 4,665,335 shares of Common Stock, Debentures convertible into 1,105,886 shares of Common Stock, and a warrant to purchase 50,000 shares of Common Stock. The address of Mr. Kelleher is c/o Desai Capital Management Incorporated, 540 Madison Avenue, 36th Floor, New York, New York 10022.

   (12) Consists of 247 shares of Common Stock and 12,650 shares issuable upon the exercise of stock options which are currently exercisable.

   (13) The address of MassMutual is 1295 State Street, Springfield, MA 01111-0001. Includes 277,583 shares of Common Stock issuable upon the exercise of warrants which are currently exercisable, and 38,465 shares issuable upon the exercise of a warrant held by MassMutual Corporate Value Partners Limited (of which an affiliate of MassMutual is a partner), which warrant is currently exercisable. Also includes 259,531 shares of Common Stock and 11,934 shares issuable upon the exercise of a warrant held by GreenGrass Holdings which securities, as a member of GGCII, MassMutual may be deemed to beneficially own because it would receive such securities under certain circumstances. MassMutual disclaims beneficial ownership of any other securities of Swing-N-Slide held by GreenGrass Holdings because it neither is a controlling member of GGCII nor has investment control of the portfolio securities of either GGCII or GreenGrass Holdings. Also excludes 276,129 shares issuable upon the exercise of warrants held by certain of its affiliates, including MassMutual Corporate Investors, MassMutual Participating Investors, and MassMutual Corporate Value Partners Limited, because the investments of such affiliates are held for the benefit of unrelated third parties.

   (14) Consists of 120,000 shares of Common Stock issuable upon the exercise of stock options which are currently exercisable and 1,836 shares held through an IRA. Excludes 83,740 shares of Common Stock and Debentures convertible into 25,883 shares of Common Stock which Mr. Mueller may be deemed to beneficially own as sole manager and the controlling member of GGM, which indirectly beneficially owns the securities as a general partner of GreenGrass Holdings, including up to 34,385 shares of Common Stock and Debentures convertible into 10,628 shares of Common Stock held by GreenGrass Holdings which securities, as a member of GGM, Mr. Mueller would receive under certain circumstances (including upon termination of his employment). Mr. Mueller disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

   (15) Consists of 16,152 shares of Common Stock issuable upon the exercise of stock options which are currently exercisable. Excludes 32,885 shares of Common Stock and Debentures convertible into 10,165 shares of Common Stock held by GreenGrass Holdings which securities, as a member of GGM, Mr. Ruegger may be deemed to beneficially own because Mr. Ruegger would receive such securities under certain circumstances (including upon termination of his employment). Mr. Ruegger expressly disclaims beneficial ownership of any other securities of Swing-N-Slide held by GreenGrass Holdings because he is not the controlling member of GGM with investment control of the portfolio securities of either GGM or GreenGrass Holdings.

   (16) Includes 5,000 shares of Common Stock issuable upon exercise of stock options which are currently exercisable. In addition, as one of the three persons appointed to the Members Operating Board of GGC, Ms. Williams has shared control of the voting and investment making decisions of GreenGrass Holdings, which owns 4,665,335 shares of Common Stock, Debentures convertible into 1,105,886 shares of Common Stock, and a warrant to purchase 50,000 shares of Common Stock. Of such securities, Ms. Williams would be entitled to receive 11,244 shares of Common Stock, Debentures convertible into 2,454 shares of Common Stock, and a warrant to purchase 152 shares of Common
        Stock under certain circumstances as a result of her ownership of limited partnership interests in Glencoe Fund and Glencoe Growth.
        The address of Ms. Williams is 417 Park Avenue, New York, New York
        10022.

   (17) This group is comprised of the following executive officers: Messrs. Caldwell, Cole, Hammelman, Mueller, and Ruegger; and the following non-employee directors: Ms. Williams and Messrs. Evans, Herrera, Kelleher, Malone and Massel. Includes Debentures convertible into 1,105,886 shares of Common Stock and a warrant to purchase 50,000 shares of Common Stock, all of which are held by GreenGrass Holdings, and 194,630 shares issuable to certain executive officers and directors upon the exercise of stock options which are currently exercisable.


                         INDEPENDENT PUBLIC ACCOUNTANTS

        Ernst & Young LLP has been recommended by the Audit Committee of the Board of Directors for reappointment as the independent auditors for Swing-N-Slide for the fiscal year ending December 31, 1997. Ernst & Young LLP has served as Swing-N-Slide's independent auditors since inception in January 1992, and served as the predecessor company's independent auditors since June 1990. Subject to stockholder approval, the Board of Directors has appointed this firm as Swing-N-Slide's independent auditors for the year 1997.

        Representatives of Ernst & Young LLP are expected to be present at the annual meeting with an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

   Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires Swing-N-Slide's executive officers, directors, and more than 10 percent stockholders to file with the Securities and Exchange Commission reports on prescribed forms of their ownership and changes in ownership of Common Stock and furnish copies of such forms to Swing-N-Slide. Swing-N-Slide believes that during and with respect to the fiscal year ended December 31, 1996, all reports required by Section 16(a) to be filed by Swing-N-Slide's officers, directors and more than 10 percent stockholders were filed on a timely basis, except as set forth below. Thomas R. Baer, who resigned as a director of Swing-N-Slide in August 1996, inadvertently filed one report late with respect to nine separate transactions involving the sale of Common Stock held by a trust for the benefit of his children. Joseph E. Beebe, who resigned as an officer of Swing-N-Slide in March 1996, inadvertently filed one late report involving his indirect interest in the Common Stock and Debentures acquired by GreenGrass Holdings. Mr. Malone filed one late report with respect to one transaction, which involved the sale of Common Stock as part of the GreenGrass Holdings tender offer. Messrs. Bear, Herrera and Malone and Ms. Williams filed one late report each with respect to the automatic grant of options to them as non-employee directors under the 1996 Stock Plan. Finally, each of GreenGrass Holdings, GGC, GGM, and certain of the former and current members of GGM (namely, Messrs. Mueller, Ruegger, Cole, Hammelman, Rastetter, and Zeilinger) filed one late report with respect to the issuance by Swing-N-Slide of Debentures to GreenGrass Holdings as the payment of interest on Debentures previously acquired by GreenGrass Holdings.

   Information About the Solicitation

        The Board of Directors of Swing-N-Slide does not know of any matters which may be presented at the meeting other than those specifically set forth in the Notice of Annual Meeting. If any other matters come before the meeting or any adjournments or postponements thereof, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

        The expense of the Board of Directors' proxy solicitation will be borne by Swing-N-Slide. In addition to the use of the mails, proxies may be solicited by personal interview or by telephone. Banks, brokerage houses and other institutions will be requested to forward the soliciting material to beneficial owners and to obtain authorization for the execution of proxies; and, if they in turn so request, Swing-N-Slide will reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such material. Directors, officers and regular employees of the Company may also solicit proxies without additional remuneration therefor. Swing-N-Slide's transfer agent, First Chicago Trust Company of New York, will aid in the solicitation of proxies and, in addition to its annual retainer of $20,000, will be reimbursed for out-of-pocket expenses.

        Stockholders are urged to sign the accompanying form of proxy, solicited on behalf of the Board of Directors of Swing-N-Slide, and return it at once in the envelope provided for that purpose. Proxies will be voted in accordance with the stockholders' directions. If no directions are given, proxies will be voted "For" the election of the nominees for directors set forth in this Proxy Statement and "For" the appointment of Ernst & Young LLP as independent auditors. The proxy does not affect the right to vote in person at the meeting and may be revoked at any time before it is voted by written notice of revocation given to the Secretary of Swing-N-Slide.

        Proxies, ballots and voting tabulations identifying stockholders are kept private and will not be available to anyone except as actually necessary to meet legal requirements. Access to proxies and other individual stockholder voting records is limited to the inspectors of election appointed by Swing-N-Slide and certain of Swing-N-Slide's employees who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

   Vote Required for Approval

        The presence at the annual meeting, in person or by proxy, by holders of a majority of the shares of Common Stock entitled to vote shall constitute a quorum. Shares will be voted as instructed in the accompanying proxy on every matter submitted to the stockholders.
   Pursuant to applicable Delaware law, only votes cast "For" a matter constitute affirmative votes. Shares represented by proxies indicating "Withhold Authority" to vote for one or more nominees will be counted as present for purposes of determining a quorum but as not entitled to vote, and not voted, for the nominee(s) for which voting authority is withheld. Shares represented by proxies indicating "Abstain" as to a matter will be counted as present for purposes of determining a quorum and as entitled to vote with respect to that matter. Abstentions will have the effect of a vote "Against" the item. Shares voted by a broker on a routine matter or matters (such as election of directors or approval of auditors) but as to which the broker indicates it lacks authority to vote on non-routine matters will be counted as present for purposes of determining a quorum and as entitled to vote, and voted, with respect to the routine matter(s), but not entitled to vote, and not voted, with respect to the non-routine matter(s). Shares as to which a broker indicates it lacks authority to vote, or shares which the broker does not vote, will not be counted as present for purposes of determining a quorum.

        The seven nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters require for approval the affirmative vote of a majority of the shares of Common Stock represented and voted at the meeting in person or by proxy. GreenGrass Holdings, as the holder of record of 66% of the voting Common Stock, has indicated that it intends to vote "For" the seven nominees for directors and "For" the appointment of Ernst & Young LLP as independent auditors for 1997.

   Stockholder Proposals

        Proposals of stockholders intended to be included in Swing-N-Slide's proxy statement for the 1998 annual meeting of stockholders must be received by Swing-N-Slide no later than Wednesday, January 7, 1998. In addition, pursuant to Swing-N-Slide's Bylaws, a stockholder must notify Swing-N-Slide of proposals the stockholder wishes to bring before an annual meeting no less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting (subject to certain exceptions).

                                    EXHIBIT A

                        EXECUTIVE OFFICERS OF THE COMPANY

        The following individuals are the current executive officers of the Company, who are elected annually by the Board of Directors to serve until the next annual election of officers and until their respective successors have been elected and have qualified unless removed by the Board of Directors.

                  Name             Age                  Position

          Richard G. Mueller       47        Chairman of the Board of
                                             Directors and President and
                                             Chief Executive Officer.  See
                                             "Election of Directors" on
                                             page 1 of the Proxy Statement.

          John E. Caldwell         54        President of the Swing-N-Slide
                                             Division of Newco since
                                             December 1996.  From 1990 to
                                             November 1996, Mr. Caldwell
                                             was the President of the
                                             Retail Division of Curtis
                                             Industries Inc. (manufacturer
                                             of nuts, bolts and keys).

          Richard E. Ruegger       37        Vice President-Finance,
                                             Secretary and Treasurer since
                                             January 1992 and Chief
                                             Financial Officer since June
                                             1992.

          Curtis A. Cole           52        Vice President-Operations
                                             since August 1996, and prior
                                             to such date was Vice
                                             President Distribution/General
                                             Manager Fabrication Division
                                             since September 1993.  Vice
                                             President-Manufacturing of
                                             Newco Fabricating, a division
                                             of Newco, from April 1991 to
                                             September 1993.

          David H. Hammelman       42        Vice President Human Resources
                                             and Administration since July
                                             1995 and prior to such date
                                             was Director of Human
                                             Resources and Administration
                                             since October 1993.  Director
                                             of Human Services of Brach Van
                                             Houten, Andes Candies Division
                                             (candy manufacturing) from
                                             October 1992 through October
                                             1993 and Employee Relations
                                             Manager of Pepsico, Frito-Lay
                                             division (snack food
                                             manufacturing) from 1984
                                             through September 1992.

                               SWING-N-SLIDE CORP.
                               1212 Barberry Drive
                           Janesville, Wisconsin 53545

                                      PROXY
                                       For
                         ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 21, 1997

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints Richard G. Mueller, Richard E. Ruegger and David S. Evans, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, acting by the majority of those present and voting, or if only one is present and voting, then that one, to vote the Common Stock of Swing-N-Slide Corp. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Swing-N-Slide Corp. to be held at the offices of its GameTime Division located at 150 GameTime Drive, Fort Payne, Alabama 35967 on Wednesday, May 21, 1997 at 10:00 a.m., local time, and at any adjournment or postponement thereof, on the following matters:

   1.   ELECTION OF DIRECTORS:

        [_] FOR all nominees listed below (except as marked for any nominee listed to the contrary below).

        [_]  WITHHOLD AUTHORITY to vote for all nominees.

             Nominees: Richard G. Mueller, David S. Evans, George N. Herrera, Timothy R. Kelleher, Terence S. Malone, Gary A. Massel and Caroline L. Williams.

             (INSTRUCTION: to withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

             ------------------------------------------------------------


   2.   PROPOSAL TO APPROVE ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
        AUDITORS:

        [_]  FOR

        [_]  AGAINST

        [_]  ABSTAIN

   3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        This proxy when properly executed will be voted in the manner directed hereon. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

        NOTE: Please date and sign exactly as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

   -------------------------------------------------------------

                                                             1997
   -------------------------------------------------------------
   Signature(s)                       Date